BlackRock Fundamental Growth V.I. Fund

FILE #811-03290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
3/18/2008	VISA INC.	406,000,000	24,500

J.P. Morgan Securities Inc., Goldman, Sachs & Co., UBS Securities LLC, Banc of America Securities LLC, Wachovia Capital Markets, LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray & Co., CIBC World Markets Inc., Mitsubishi UFJ Securities International plc, RBC Capital Markets Corporation, SunTrust Robinson Humphrey Inc., Wells Fargo Securities, LLC, Daiwa Securities America Inc., Mizuho Securities USA Inc., Macquarie Capital (USA) Inc., Credit Suisse Securities (USA) LLC, Santander Investment S.A., TD Securities (USA) LLC., ABN AMRO Incorporated, Barclays Capital Inc., Calyon Securities (USA) Inc., Lehman Brothers Inc., Morgan Keegan & Company, Inc., Scotia Capital (USA) Inc., The Williams Capital Group, L.P., Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC, FirstRand Bank Limited, National Bank of Kuwait, Samsung Securities Co, Ltd, Gardner Rich & Co, Inc., Cowen and Company, LLC, Guzman & Company, Keefe, Bruyette & Woods, Inc., Utendahl Capital Group, LLC, Banco Bilbao Vizcaya Argentaria, S.A., Banco Bradesco BBI S.A., BB&T Capital Markets, a division of Scott & Stringfellow, Inc., BNP Paribas Securities Corp., Loop Capital Markets, LLC, M.R. Beale & Company, Muriel Siebert & Co., Inc., Samuel A. Ramirez & Co., Inc., Dundee Securities Corporation.